Exhibit 99.1

Acorda Therapeutics, Inc. Announces Proposed Public Offering of Common Stock

Hawthorne, New York - June 4, 2007 - Acorda Therapeutics, Inc. (NASDAQ: ACOR) announced today that it intends to offer to sell, subject to market and other conditions, 3,376,960 shares of its common stock in an underwritten public offering.  In addition to the shares being offered by the Company, 123,040 shares will be offered by certain affiliate stockholders.  Acorda Therapeutics will grant the underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock at the public offering price.  The final terms of the offering will be disclosed in the final prospectus to be filed with the Securities and Exchange Commission.

Acorda intends to use the net proceeds from this offering to complete its second Fampridine-SR Phase 3 clinical trial and to conduct other activities related to the filing of a new drug application for Fampridine-SR, for research and development activities, and for general corporate purposes including capital expenditures.

Banc of America Securities LLC and Deustche Bank Securities are acting as joint bookrunning managers of the offering.  Information about the offering is available in the prospectus supplement for the offering filed with the Securities and Exchange Commission.  A copy of the prospectus supplement, when available, may be obtained from: Banc of America Securities LLC Capital Markets (Prospectus Fulfillment) by email to dg.prospectus_distribution@bofasecurities.com or prospectusrequest@list.db.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or Deutsche Bank Securities Inc., Deutsche Bank Securities, Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders.  The Company’s marketed products include Zanaflex CapsulesTM (tizanidine hydrochloride), a short-acting drug for the management of spasticity.  Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS.  The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking.  These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of

Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others.  These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission.  Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.